Exhibit 2.1

EXECUTION VERSION

amendMENT No. 1

to THE

BUSINESS COMBINATION AGREEMENT

______________

This AMENDMENT NO. 1 (this “Amendment”), dated as of February 13, 2026, amends the Business Combination Agreement, dated as of July 2, 2025 (as amended and including all exhibits and schedules thereto, the “Business Combination Agreement”), by and among (i) Crown PropTech Acquisitions (“SPAC”), (ii) Mkango (Cayman) Limited (“Merger Sub”), (iii) Mkango Rare Earths Limited, formerly Lancaster Exploration Limited (“Mkango BVI”), (iv) Mkango Polska s.p. Z.o.o. (“MKA Poland”), (v) Mkango ServiceCo UK Limited (“Mkango ServiceCo UK Limited”), and (vi) MKA Exploration Limited (“MKA Exploration Limited”). Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 11.12 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement to only be effective by execution of a written instrument signed by SPAC and Mkango BVI; and

WHEREAS, SPAC and Mkango BVI desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC and Mkango BVI hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Name Change. The Business Combination Agreement is hereby amended to reflect a name change, effective as of November 26, 2025, of Lancaster Exploration Limited to Mkango Rare Earths Limited, and the defined term “Lancaster BVI” is hereby replaced in all instances with “Mkango BVI.”

2. Companies. The Business Combination Agreement is hereby amended so that all references to (i) Mkango ServiceCo UK Limited and the defined term “Mkango ServiceCo”, and (ii) MKA Exploration Limited and the defined term “MKA BVI”, are in all instances removed. For the avoidance of doubt, neither Mkango ServiceCo UK Limited nor MKA Exploration Limited shall be considered a party to or a “Company” under the Business Combination Agreement and a “Company” or the “Companies” under the Business Combination Agreement shall refer to Mkango BVI and MKA Poland.

3. Reorganization.

a.	Recitals.

i.	The fifth recital of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, prior to the Effective Time, and as part of an integrated transfer with the Merger, Mkango Resources Ltd., a company organized under the laws of British Columbia, Canada (“Selling Shareholder”) and the Companies intend to effect a reorganization, in accordance with the description set forth in Section 2.1 of the Company Disclosure Letter (the “Pre-Closing Reorganization”), including, among other things, by (i) transferring all equity in MKA Poland to Mkango BVI, such that upon completion of the Pre-Closing Reorganization, MKA Poland shall be a wholly owned subsidiary of Mkango BVI, (ii) adopting amended and restated memorandum and articles of association in form and substance reasonably acceptable to the SPAC and approved by shareholders of Mkango BVI in accordance with the requirements of its existing memorandum and articles of association (such amended and restated memorandum and articles of association, the “Mkango BVI A&R Charter”) and causing the Mkango BVI A&R Charter to be registered by the Registrar of Corporate Affairs in the British Virgin Islands, and (iii) converting all of the issued shares of Mkango BVI as at the date immediately prior to the adoption of the Mkango BVI A&R Charter into a single class of ordinary shares of no par value of Mkango BVI pursuant to the Mkango BVI A&R Charter (the “Mkango BVI Share Conversion”);

ii.	The Business Combination Agreement is hereby amended to replace all instances of “Lancaster BVI A&R Charter” and “Lancaster BVI Share Conversion” with “Mkango BVI A&R Charter” and “Mkango BVI Share Conversion,” respectively.

iii.	The sixth recital of the Business Combination Agreement is hereby deleted in its entirety.

iv.	The Business Combination Agreement is hereby amended to replace all instances of the defined term “Reorganization” with “Pre-Closing Reorganization.”

b.	Closing Reorganization.

i.	Section 2.1 of the Business Combination is hereby amended and restated as follows:

2.1 Pre-Closing Reorganization. Prior to the Effective Time, the Companies shall effect the Pre-Closing Reorganization in accordance with the description set forth in Section 2.1 of the Company Disclosure Letter; provided, however, that if the Merger does not occur, Mkango BVI promptly shall transfer the equity in MKA Polska back to the Selling Shareholder.

ii.	Section 2.2(b) of the Business Combination Agreement is hereby amended to remove the phrase “…, immediately following the Closing Reorganization,…”.

c.	Tax Matters.

i.	Section 8.4(a) of the Business Combination Agreement is hereby amended and restated as follows:

(a) Each of SPAC, PubCo, Merger Sub, Surviving Company, and the Companies (i) shall use their reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment, (ii) PubCo, Merger Sub, Surviving Company, and the Companies will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or cause to fail to take, any action reasonably likely to cause the Transactions to fail to qualify for the Intended Tax Treatment, and (iii) will prepare and file all Tax Returns consistent with (A) the Intended Tax Treatment, (B) the treatment of the receipt of the PubCo Ordinary Shares by the Sponsor with respect to the Sponsor Support Agreement as consideration for the transfer of SPAC shares in the Merger, and (C) the fair market value of the PubCo Shares received in exchange for Company Closing Indebtedness being equal to the outstanding amount of the Company Closing Indebtedness, in each case, for U.S. federal income Tax purposes, and will not take any inconsistent position on any Tax Return, unless otherwise required by a change in Law after the date hereof, a closing agreement with an applicable Governmental Authority, or a final judgment of a court of competent jurisdiction.

ii.	Section 8.4(g) of the Business Combination Agreement is hereby amended and restated as follows:

(g) Each of the Companies and the Selling Shareholder represent and warrant severally, but not jointly, that the primary purpose of the transfers to Mkango BVI, in connection with the Pre-Closing Reorganization, of MKA Poland is the non-tax purpose of consolidating and integrating the ownership (and related value) of all aspects of the mining and exploration business under a single holding company (i.e., Mkango BVI) to encourage investment in Mkango BVI.

d.	Conditions to Obligations of SPAC at Closing. Section 9.2(b) of the Business Combination Agreement is hereby amended and restated as follows:

(b) The Pre-Closing Reorganization shall have been completed;

e.	Disclosure Letter. Section 2.1 of Company Disclosure Letter is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

4. Defined Terms. Article 1 of the Business Combination Agreement is hereby amended to add the following defined terms:

“Extended Outside Date” shall have the meaning in Section 10.1(i).

“Lancaster Malawi” means Lancaster Exploration Limited, a company organized under the laws of Malawi and a direct, wholly owned subsidiary of Mkango BVI.

“SPAC 2026 Extension” means the extension of time for the SPAC to consummate its initial business combination from March 11, 2026 to March 11, 2027.

5. Regulation S-K 1300. Section 6.4 of the Business Combination Agreement (including the heading “Regulation S-K 1300 Bankable Feasibility Study; Technical Report Summary”) is hereby amended and restated as follows: “Intentionally Omitted.”

6. Financials. Section 6.5(a) of the Business Combination Agreement is hereby amended and restated as follows:

(a) The Companies shall use their commercially reasonable efforts to deliver to SPAC prior to the execution of the Amendment, the following in connection with the initial filing of the Proxy/Registration Statement with the SEC: financial statements, including consolidated statements of financial position as at December 31, 2024 and December 31, 2023 and consolidated statements of profit or loss and comprehensive income, changes in equity and cash flows, of the Companies and each of their respective Subsidiaries for the years ended December 31, 2024 and December 31, 2023, in each case, prepared in accordance with IFRS and Regulation S-X for purposes of inclusion in the Proxy/Registration Statement, and audited in accordance with the auditing standards of the PCAOB (the “Company 2024 and 2023 Audited Financial Statements”); provided that upon delivery of such Company 2024 and 2023 Audited Financial Statements, the representations and warranties set forth in Section 3.9 shall be deemed to apply to such Company 2024 and 2023 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

7. Covenants of SPAC.

a.	SPAC Conduct of Business Section 7.2(a) of the Business Combination Agreement is hereby amended and restated as follows:

(a)	(i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the SPAC 2026 Extension and SPAC Shareholder Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents, except as expressly contemplated by the SPAC 2026 Extension and SPAC Shareholder Transaction Proposals;

b.	Disclosure Letter. Section 7.2 of SPAC Disclosure Letter is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

8. Technical Report and Financials. Section 10.1(g) of the Business Combination Agreement is hereby amended and restated as follows:

(g) [intentionally omitted];

9. Outside Date. Section 10.1(i) of the Business Combination Agreement is hereby and restated as follows:

(i) by written notice from either SPAC or Mkango BVI to the other, if the Transactions shall not have been consummated on or prior to September 30, 2026 (the “Outside Date”); provided, however, that if the SEC has not declared the Proxy/Registration Statement effective on or prior to August 14, 2026, the Outside Date shall be automatically extended to December 31, 2026 (the “Extended Outside Date”); provided further, that the right to terminate this Agreement pursuant to this Section 10.1(i) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; or

ARTICLE II

MISCELLANEOUS

1. Representations and Warranties. Each of the parties hereby represents and warrants to the other parties that (a) such party has all necessary power and authority to execute and deliver this Amendment, (b) the execution and delivery of this Amendment have been duly authorized and approved, (c) no other entity or governing body action on the part of such party is necessary to authorize the execution and delivery by such party of this Amendment; and (d) this Amendment has been duly executed and delivered by such party and, assuming due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2. Additional Representations and Warranties of the Companies. Each of the Companies and the Selling Shareholder represents and warrants that in connection with the Pre-Closing Reorganization, the Companies and any of their affiliates will hold all currently held, applied for, pending and future licenses relating to the mineral rights and mining operations described on Schedules 3.13 and 3.24 of the Company Disclosure Schedules.

3. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

4. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Signatories, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

5. Governing Law. This Amendment, and any claim or cause of action hereunder based upon, arising out of or related to this Amendment (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Amendment, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

6. Severability. This Amendment shall be severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Amendment by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, SPAC and Mkango BVI have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC:

CROWN PROPTECH ACQUISITIONS

By:	/s/ Michael Minnick
	Name:	Michael Minnick
	Title:	Chief Executive Officer

Mkango BVI:

Mkango Rare Earths Limited

By:	/s/ Alexander Mark Lemon
	Name:	Alexander Mark Lemon
	Title:	Authorized Signatory